Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

January 29, 2016

U.S.$6,000,000,000

AT&T Inc.

U.S.$1,250,000,000 2.800% GLOBAL NOTES DUE 2021

U.S.$1,500,000,000 3.600% GLOBAL NOTES DUE 2023

U.S.$1,750,000,000 4.125% GLOBAL NOTES DUE 2026

U.S.$1,500,000,000 5.650% GLOBAL NOTES DUE 2047

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

2.800% Global Notes due 2021 (the “2021 Notes”)

3.600% Global Notes due 2023 (the “2023 Notes”)

4.125% Global Notes due 2026 (the “2026 Notes”)

5.650% Global Notes due 2047 (the “2047 Notes” and, together with the 2021 Notes, 2023 Notes and 2026 Notes, the “Notes”)

TRADE DATE:	January 29, 2016

SETTLEMENT DATE (T+7):	February 9, 2016

MATURITY DATE:	February 17, 2021, at par, for the 2021 Notes February 17, 2023, at par, for the 2023 Notes February 17, 2026, at par, for the 2026 Notes February 15, 2047, at par, for the 2047 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,250,000,000 for the 2021 Notes $1,500,000,000 for the 2023 Notes $1,750,000,000 for the 2026 Notes $1,500,000,000 for the 2047 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.823% for the 2021 Notes 99.925% for the 2023 Notes 99.934% for the 2026 Notes 99.766% for the 2047 Notes

GROSS SPREAD:	0.300% for the 2021 Notes 0.350% for the 2023 Notes 0.400% for the 2026 Notes 0.750% for the 2047 Notes

PRICE TO AT&T:	99.523% for the 2021 Notes 99.575% for the 2023 Notes 99.534% for the 2026 Notes 99.016% for the 2047 Notes

NET PROCEEDS:	$1,244,037,500 for the 2021 Notes $1,493,625,000 for the 2023 Notes $1,741,845,000 for the 2026 Notes $1,485,240,000 for the 2047 Notes

USE OF PROCEEDS:	General corporate purposes, including the repayment of upcoming debt maturities

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $2,800,000 of AT&T’s expenses

INTEREST RATE:	2.800% per annum for the 2021 Notes 3.600% per annum for the 2023 Notes 4.125% per annum for the 2026 Notes 5.650% per annum for the 2047 Notes

INTEREST PAYMENT DATES:

Semiannually on each February 17 and August 17, commencing on August 17, 2016 for the 2021 Notes, 2023 Notes and 2026 Notes

Semiannually on each February 15 and August 15, commencing on August 15, 2016 for the 2047 Notes

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	Each series of Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each series of Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread

2021 Notes	January 17, 2021	25 bps

2023 Notes	December 17, 2022	30 bps

2026 Notes	November 17, 2025	35 bps

2047 Notes	August 15, 2046	45 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa1 (Negative), S&P: BBB+ (Stable), Fitch: A- (Stable)

JOINT BOOKRUNNERS:	Barclays Capital Inc., BNP Paribas Securities Corp., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC BBVA Securities Inc., Santander Investment Securities Inc., TD Securities (USA) LLC

SENIOR CO-MANAGERS:	Banca IMI S.p.A, Commerz Markets LLC, Loop Capital Markets LLC, SG Americas Securities, LLC and U.S. Bancorp Investments, Inc.

CO-MANAGERS:	C.L. King & Associates, Inc., Samuel A. Ramirez & Company, Inc., Siebert Brandford Shank & Co., L.L.C., The Williams Capital Group, L.P., Blaylock Beal Van, LLC, CastleOak Securities, L.P., MFR Securities, Inc. and Mischler Financial Group, Inc.

CUSIP NUMBER:	00206R CR1 for the 2021 Notes 00206R CS9 for the 2023 Notes 00206R CT7 for the 2026 Notes 00206R CU4 for the 2047 Notes

ISIN NUMBER:	US00206RCR12 for the 2021 Notes US00206RCS94 for the 2023 Notes US00206RCT77 for the 2026 Notes US00206RCU41 for the 2047 Notes

REFERENCE DOCUMENT:	Prospectus Supplement, dated January 29, 2016; Prospectus, dated March 18, 2013

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. AT 1-888-603-5847, BNP PARIBAS SECURITIES CORP. AT 1-800-854-5674 (TOLL FREE), J.P. MORGAN SECURITIES LLC AT (212) 834-4533 (COLLECT) OR WELLS FARGO SECURITIES, LLC AT 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.